Exhibit 1

BRITTINGHAM DIAL AND JEFFCOAT, CPA’S,P.A. [Letterhead]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

June 30, 2003

Dear Sir/Madam:

We have read the first, second, third and fourth paragraphs of Item 4 included in the Form 8-K dated June 30, 2003 of the Glassmaster Company to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Brittingham, Dial and Jeffcoat, CPA’s, P.A.
     Brittingham, Dial and Jeffcoat, CPA’s, P.A.

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